UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 29, 2020

Invesco Mortgage Capital Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34385	26-2749336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, NE,
Atlanta,	Georgia	30309
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (404) 892-0896
n/a
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	IVR	New York Stock Exchange
7.75% Series A Cumulative Redeemable Preferred Stock	IVRpA	New York Stock Exchange
7.75% Fixed-to-Floating Series B Cumulative Redeemable Preferred Stock	IVRpB	New York Stock Exchange
7.50% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock	IVRpC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events

On June 29, 2020, Invesco Mortgage Capital, Inc., a Maryland corporation (the “Company”), announced the results of the stockholders’ elections related to the previously announced dividend of $0.50 per share of common stock (the “Dividend”), which is payable on June 30, 2020. Stockholders of record on May 21, 2020 (the “Record Date”) had the opportunity to elect to receive payment of the dividend all in cash or all in common shares, subject to a limit of approximately $8.25 million of cash in the aggregate (10% of the aggregate dividend payment), to be distributed (excluding any cash paid in lieu of issuing fractional shares). Stockholders who failed to return a timely and properly completed election form before 5:00 p.m. Eastern Time on June 16, 2020 (the “Election Deadline”) will receive 90% of the Dividend in shares of IVR common stock and 10% of the Dividend (or $0.05 per share) in cash (the “Default Election”).

Based on the elections, the Dividend will be paid through the issuance of approximately 16.3 million shares of the Company’s common stock and the payment of approximately $8.25 million in cash. The number of shares included in the dividend was calculated based on the $4.5435 volume weighted average trading price of the Company’s common stock on the New York Stock Exchange on June 17, 18 and 19, 2020, the three trading days following the Election Deadline.

Summarized results of the dividend elections are as follows:

•
Stockholders of approximately 13.7 million common shares elected to receive the dividend all in shares of common stock, and will receive approximately 0.110047 shares of common stock for each share held on the Record Date (with cash paid in lieu of fractional shares).

•
Stockholders of approximately 118.3 million common shares elected to receive the dividend all in cash and will receive approximately $0.0558 per share in cash (11.16%) and approximately 0.097765 shares of common stock (88.84%) for each share held on the Record Date (with cash paid in lieu of fractional shares).

•
Stockholders of approximately 33.0 million common shares made no election and will receive $0.05 per share in cash (10%) and approximately 0.099043 shares of common stock (90%) for each share held on the Record Date (with cash paid in lieu of fractional shares).

Following payment of the Dividend, the Company will have approximately 181.3 million shares of common stock outstanding.

Cautionary Notice Regarding Forward-Looking Statements

This current report on Form 8-K may include statements and information that constitute “forward-looking statements” within the meaning of the U.S. securities laws as defined in the Private Securities Litigation Reform Act of 1995, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include those related to our intention and ability to pay dividends, as well as any other statements other than statements of historical fact. The words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” and any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

The forward-looking statements are based on management’s beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company, including, without limitation: the Company’s portfolio composition and cash balances (particularly in light of the highly volatile and uncertain market conditions) and the timing and amount of dividends and distributions to stockholders. Some of the other factors are described in the Company’s most recent annual report on Form 10-K and subsequent filings, including the Company’s quarterly report on Form 10-Q filed on June 22, 2020, which are available on the SEC’s website at www.sec.gov, under the headings “Risk Factors,” “Forward-Looking Statements,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factor Update.”

Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company. Except as required by law, the

Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Mortgage Capital Inc.

By: /s/ R. Lee Phegley, Jr.
R. Lee Phegley, Jr.
Chief Financial Officer

Date: June 29, 2020